Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of September 25, 2012 (the “Contract Date”), by and between Paul R. Arena (“Employee” or “You”), on the one hand, and Augme Technologies, Inc., a Delaware corporation, Hipcricket, Inc., a Delaware corporation, and Geos Communications IP Holdings, Inc., a Delaware corporation, on the other (collectively, the “Company” or “Employer”).  Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.  Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, effective June 8, 2010, as amended September 7, 2010 and June 27, 2011 (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to separate from their business relationship as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.                                       Effective as of September 17, 2012 (the “Separation Date”), your employment with the Company (including your position as Chief Executive Officer and Secretary and any and all other offices you held with the Company or any of its subsidiaries (excluding your positions as a member of the Board of Directors of Augme Technologies, Inc., Hipcricket, Inc. and Geos Communications IP Holdings, Inc.)) terminated.  Except for Sections 11, 12, 13 and 16 of the Employment Agreement, as of the Separation Date, the Employment Agreement terminated and had no further force or effect.  The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by the Company, any of the Employee Releasees (as defined below) or any of the Company Releasees (as defined below).

2.                                       On December 31, 2012, your position as a member of the Board of Directors of Augme Technologies, Inc., Hipcricket, Inc., and Geos Communications IP Holdings, Inc. will end as a result of your resignation.  Furthermore, upon execution of this Agreement, Employee will deliver to the Company an executed resignation letter, in substantially the form attached hereto as Exhibit A. The contents of the resignation letter shall form the substance of the Company’s 8-K filing with respect to the Employee’s depature from the Board of Directors of Augme Technologies, Inc., Hipcricket, Inc., and Geos Communications IP Holdings, Inc.

3.                                       This Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

4.                                       Employee Acknowledgments.

(a)                                  You have been advised by the Company to consult with the attorney of your choice prior to signing this Agreement.

(b)                                 You have been given a period of at least twenty-one (21) days within which to consider this Agreement.

(c)                                  You would not be entitled to receive the consideration offered to You herein but for your signing this Agreement.

(d)                                 You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Chief Executive Officer of the Company no later than the seventh day after You sign it.  It is understood and agreed that any notice of revocation received by the Chief Executive Officer of the Company after the expiration of this seven (7) day period shall be null and void.

5.                                       It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 7 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 4(d) above has expired.  Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

6.                                       Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

7.                                       Provided that Employee does not revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:

(a)                                  For the period commencing on September 17, 2012 through June 8, 2013 (the “Separation Payment Period”), the Company will pay to Employee an amount equal to $35,416.67 (less statutory deductions) per calendar month, payable semi-monthly (pro-rated for partial months).

(b)                                 Employee has submitted to the Company a list of expenses for which he is seeking reimbursement. Immediately following the Effective Date, the Company will pay Employee $2,970.01 in full and final payment of all expense claims of Employee.  In addition, immediately following the Effective Date, the Company will pay Employee $43,608.11, less statutory deductions, representing any amounts owed Employee for accrued but unpaid payroll and accrued and unused paid time off.  After the

Effective Date, the Company also will reimburse You up to a maximum of $2,000.00, for your reasonable legal fees and expenses incurred in negotiating this Agreement and related matters; provided that You submit to the Company an invoice for such services from your attorney.

(c)                                  Following the Separation Date, You will be entitled to retain the Samsung and iPhone cellular phones along with the Apple monitor, keyboard, mouse and HP P2055 printer from your office currently owned by the Company (the “Retained Equipment”), and the Company will reimburse you $130.00 each month during the Separation Payment Period for the fees and taxes for such cell phones and payment shall be made by the 15th of every month, with the first payment to be paid by October 15, 2012 and the last payment to be made by June 15, 2013.

(d)                                 Following the Separation Date, the Company will reimburse you $4,600.00 each month during the Separation Payment Period for an apartment in New York and payment shall be made by the 1st of each month, with the first payment to be made by October 1, 2012 and the last payment to be made by June 1, 2013.  In addition, the Company will pay you $3,000.00 per month of non-accountable expense reimbursement for a period of six months beginning October 2012 and ending April 2013, and payment shall be made to you by the 15th of each such month.

(e)                                  Upon execution of this Agreement by the Parties, You will deliver to the Company a flashdrive containing a copy of all information pertaining to the Company and its subsidiaries on the harddrive of any computer within your possession, custody or control.

(f)                                    The Company will pay on Employee’s behalf payments for medical and dental benefits under the Company’s medical and dental benefit plans, according to those benefits chosen by Employee for continuation under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until March 31, 2014; provided, however, that nothing set forth within this Agreement shall be construed as obligating the Company to maintain and/or continue in force any benefit plan.

8.                                       Reference is hereby made to that certain Incentive Stock Option Agreements, dated as of June 8, 2010, September 7, 2010 and Decmber 29, 2011 by and between the Company and Employee (the “Option Agreements”).  Effective as of the Effective Date, all options granted to Employee prior to the Effective Date are hereby vested in full.  In addition, notwithstanding anything to the contrary, effective as of the Effective Date: (i) the Option Period (as defined therein) shall expire at the close of business on fifth anniversary of each option issuance; and (ii) if the options granted under the September 7, 2010 Option Agreement and December 29, 2010 Option Agreement are deemed to have been issued under the Company’s 2010 Stock Incentive Plan (the “2010 Option Plan”), then it is agreed that Section 9 of the 2010 Option Plan shall not apply to the September 7, 2010 and December 29, 2010 Option Agreements.

9.                                       On the Effective Date the Company will execute and deliver to You a warrant, which warrant: (i) is exercisable to purchase 250,000 shares at an exercise price of $1.50 for a period of 5 years with cashless exercise provisions;  (ii) is hereby vested in full; and (iii) is otherwise in the form of Exhibit B attached hereto.

10.                                 The Employment Agreement provided for the issuance by the Company to You of 225,000 shares of Common Stock (the “Employment Shares”). As of the Effective Date, all Employment Shares granted to Employee are hereby vested in full.

11.                                 Except as provided in Section 7(f) above, Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans.  This provision is not, however, intended to waive Employee’s rights under COBRA.  Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

12.                                 Effective as of the Separation Date, You will be deemed to have resigned as Chief Executive Officer and Secretary of Augme Technologies, Inc., Hipcricket, Inc. and Geos Communications IP Holdings, Inc., it being agreed and understood that this Agreement shall serve as irrevocable written notice of such resignation; and furthermore, upon execution of this Agreement, you will deliver to the Company an executed Resignation Letter, dated as of the Separation Date, in substantially the form attached hereto as Exhibit C.

13.                                 During the Separation Payment Period, You agree to make yourself available to consult with the Chief Executive Officer of the Company (the “CEO”) or persons designated by the CEO on matters concerning the Company and its subsidiaries as reasonably requested by the CEO from time to time; provided, however, that in no event shall You be required to devote more than sixty (60) hours of your time to performing such services during any calendar quarter.  You and the Company agree that You will receive no compensation for performing such services, but You will be: (i) paid at the rate of $250 per hour for each hour over sixty (60) hours performed in any calendar quarter (it being agreed and understood that you will advise the Company in writing each quarter when you have performed sixty (60) hours of services in any calendar quarter on behalf of the Company); and (ii) reimbursed for all reasonable out-of-pocket expenses you incurred in performing such services that have been approved in writing by the Company prior to your incurrence thereof. The parties hereto acknowledge that but for this Agreement You would not be required to render the services described in this Paragraph.

14.                                 Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

15.                                 Employee agrees as follows:

(a)                                  As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 15, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; and (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Employment Agreement, but specifically excluding this Agreement, the June 8, 2010, September 7, 2010 and December 29, 2010 Option Agreements, and the Employment Shares (collectively, the “Other Agreements”)).  Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain a beneficiary under any past and current Directors and Officers Insurance policies to the extent that Employee was a beneficiary as of the Separation Date, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said insurance policies.

(b)                                 Employee covenants and promises not to sue, commence an arbitration or otherwise pursue legal action against the Company, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend the Company from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by him.  Employee agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released by Employee in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages.  Employee further represents that he has filed no lawsuits, arbitrations or other actions against the Company.

(c)                                  Employee further promises and agrees that he will not at any time disparage the Company or any of its directors, officers, employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee.  Additionally, Employee will refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee).  Employee will make reasonable efforts to transition Company information to an authorized representative of the Company.

16.                                 The Company agrees as follows:

(a)                                  As a material inducement to Employee to enter into this Agreement and subject to the terms of this paragraph, the Company, on its own behalf and on behalf of each of the Company Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, and his heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”), from any and all Claims which any Company Releasee now has, owns, holds, or which any Company Releasee at any time heretofore had, owned, or held against any of the Employee Releasees (including, without limitation, any Claims arising out of, in connection with, or related to Employee’s involvement as an officer or director of the Company or any of its subsidiaries).

(b)                                 The Company covenants and promises not to sue, commence an arbitration or otherwise pursue legal action against Employee, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend Employee from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by the Company.  The Company agrees that should any legal action be pursued on its behalf by any person or other entity against Employee regarding the claims released in this Agreement, the Company will not accept recovery from such action, but will assign such recovery to Employee and agrees to indemnify Employee against such claims and assessment of damages.  The Company further represents that it has filed no lawsuits, arbitrations or other actions against Employee.

(c)                                  The Company further promises and agrees that it will not at any time disparage Employee, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee’s reputation.

17.                                 Employee will not, for a period ending one year after the Effective Date, for any reason, directly or indirectly: (a) solicit the business of any customer of the Company, for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer during the 12 months immediately preceding the termination of Employee’s employment with Employer; (b) cause or attempt to cause any employee of Employer to cease working for Employer.

18.                                 Employee will not, for a period ending one year after the Effective Date, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever, whether as a sole proprietor, partner, associate, shareholder, officer, director, employee, consultant, trustee, lessor, creditor, or otherwise, in any business, trade or occupation in competition with the business of the Company.  Employee agrees that damages for breach of this covenant will be difficult to determine and therefore consents that this provision may be enforced by temporary or permanent injunction, without the necessity of a bond.  Such injunctive relief shall be in addition to, and not in place of, any remedies at law.  Employee agrees that the provisions of this paragraph are reasonable.  However, should any court ever find that any provision within this paragraph is unreasonable, either in period of time, geographical area, or otherwise, then and in that event Employee agrees that this paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable.

19.                                 Notwithstanding anything in this Agreement to the contrary, the Company and Employee agree that the Other Agreements shall remain in full force and effect, as revised above.

20.                                 If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.

21.                                 Employee agrees that by three days after the Effective Date, he will use his best efforts to return to the Company any and all property of the Company in his possession, custody or contol, including without limitation marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, camera and office equipment. You specifically acknowledge and agree that You will continue to be bound by and subject to the confidentiality provisions of Section 11 of the Employment Agreement and You will not, among other things, use or disclose any of the Company information contained on the harddrive of your computer in violation of such Section 11.

22.                                 No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties.  No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  This Agreement may not be changed except by writing signed by both Parties.

23.                                 This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Company Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

24.                                 For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

25.                                 For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws).  Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

26. This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

27.                                 All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to the Company:	Robert F. Hussey, CEO
Augme Technologies, Inc.
350 7th Avenue, 2nd Floor
New York, NY 10001

If to Employee:	Paul R. Arena

28.                                 The Parties agree that the Agreement may be executed in multiple originals.

29.                                 To the extent that the Company or counsel for the Company requests the assistance of Employee with respect to any legal matters relating to the Company, including without limitation any lawsuit, arbitration or other action to which the Company is a party or any inquiry or investigation made or undertaken by any government authority, Employee shall provide such assistance upon reasonable notice to Employee.  If the provision of such requested assistance, combined with other time spent providing consulting services pursuant to Section 13 hereof, requires more than sixty (60) hours of Employee’s time in any calendar quarter, Employee shall be paid at the rate of $250 per hour for each hour over sixty (60) hours performed in any such calendar quarter.

EXECUTED as of the Contract Date.

/s/ Paul R. Arena
Paul R. Arena

AUGME TECHNOLOGIES, INC.

By:	/s/ Robert F. Hussey
Printed: Robert F. Hussey
Title: Chief Executive Officer

HIPCRICKET, INC.

By:	/s/ Robert F. Hussey
Printed: Robert F. Hussey
Title: Chief Executive Officer

GEOS COMMUNICATIONS IP HOLDINGS, INC.

By:	/s/ Robert F. Hussey
Printed: Robert F. Hussey
Title: Chief Executive Officer

EXHIBIT A

Form of Resignation Letter—Board

[See attached document]

EXHIBIT B

Form of Warrant Agreement

[See attached document]

A-1

EXHIBIT C

Form of Resignation Letter—Employment

[See attached document]